Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-175101, 333-181986, 333-196542, 333-212098, 333-233141 and 333-258410) on Form S-8 of our reports dated February 28, 2022, with respect to the consolidated financial statements of Pacira BioSciences, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP Short Hills, NJ February 28, 2022